Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS

IRVINE, CA – March 15, 2021 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced a series of actions that reaffirm the Company’s commitment to stockholder-friendly corporate governance, board refreshment, diversity, and inclusion. First, Keith P. Russell and Thomas A. Lewis, Sunstone Directors since 2004 and 2006, respectively, will not stand for re-election to the Board of Directors at the 2021 annual meeting of stockholders. Second, the Board of Directors unanimously nominated Kristina M. Leslie and Verett Mims to stand for election to the Board at the Company’s 2021 annual meeting.

John Arabia, President & Chief Executive Officer, stated, “Doug and I, along with all the Sunstone Directors, thank Keith and Tom for their numerous contributions over the past two decades. Keith and Tom have been terrific resources, trusted advisors and consummate fiduciaries focused on protecting the interests of our stakeholders. They have had a significant impact on the success of our Company and will be missed.” Mr. Arabia continued, “I also look very forward to welcoming Kris and Verett to our Board of Directors. Both are proven executives in their respective fields, bring diversity of thought and perspective to the Board, and will be immediately additive to our Company.”

Douglas M. Pasquale, Chairman of the Board, added, “We’re grateful to Keith and Tom for their combined 32 years of service to Sunstone. We have enjoyed working alongside them, have benefited from their insights, and wish them well. At the same time, we are pleased to put forward Kris and Verett as nominees to the Board and look forward to their meaningful contributions.”

About Kristina M. Leslie:

Ms. Leslie began her career at Paramount Communications in New York, serving in a variety of financial management roles, including treasury, investor relations and strategic planning. Following the acquisition of Paramount by Viacom, Ms. Leslie served as Director of Strategic and Financial Planning for Viacom. In 1996, Ms. Leslie relocated to California to join DreamWorks, then in its infancy, as Head of Strategic Planning and Corporate Finance, where she oversaw financial planning, strategic partnerships and all investor and banking relationships. She became Chief Financial Officer of DreamWorks in 2003 and led the $840 million initial public offering of DreamWorks Animation in 2004. She continued to serve as DreamWorks’ Chief Financial Officer until her retirement in 2007.

Over the past 15 years, Ms. Leslie has served on a number of public and private boards and currently serves as a director of CVB Financial Corp., Justworks, Inc., A Place for Rover, Inc. and Blue Shield of California. Ms. Leslie earned her Bachelor of Arts in Economics from Bucknell University and her Master of Business Administration in Finance from Columbia University.

About Verett Mims:

Ms. Mims brings 27 years of expertise in finance, banking and corporate treasury from complex, global and multinational companies. Ms. Mims currently serves as the Chief Financial Officer of Blum Capital Partners, L.P., a long-term strategic equity investment management firm. Previously, Ms. Mims spent 18 years at The Boeing Company including 16 years serving the Corporate Finance Committee as the Assistant Treasurer, Global Treasury reporting on the firm’s financial exposures. During her time at Boeing, Ms. Mims had specific oversight of the foreign exchange, commodity and inflation hedging portfolio and the domestic and international banking infrastructure. Prior to joining Boeing, Ms. Mims served as a sales trader for various banks including Citibank, NationsBank, and Bank of Montreal, where she advised and marketed tailored risk management solutions to corporations.

Ms. Mims holds a Master of Business Administration from the Stanford University Graduate School of Business, a Master of Science in Physics from Massachusetts Institute of Technology, and a Bachelor of Science in Physics from Southern University and A&M College.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release has interests in 17 hotels comprised of 9,017 rooms. Sunstone’s business is to acquire, own, asset manage and renovate or reposition hotels considered to be Long-Term Relevant Real Estate®, the majority of which are operated under nationally recognized brands, such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.